KeyOn Closes Acquisition of Wireless Broadband Assets in East Central
Texas; Revenues Expected to Increase by Approximately 21% on an
Annualized Basis

KeyOn’s expects to add over $2 million of annualized revenues and positive EBITDA

LAS VEGAS, NV (February 16, 2011) -- KeyOn Communications Holdings, Inc. (OTCBB: KEYO), one of the largest providers of wireless broadband, satellite video and voice over Internet protocol (VoIP) services in the United States, announced the closing of the acquisition of certain wireless broadband networks and subscribers in East Central Texas from ERF Wireless, Inc. (OTCBB: ERFW).

The acquired networks have demonstrated historically consistent revenues and currently generate positive EBITDA. It is expected that KeyOn will receive the benefits of the EBITDA immediately. KeyOn currently operates networks in Texas adjacent to some of the networks being acquired and expects to expand its presence around those networks.

Jonathan Snyder, KeyOn’s President and Chief Executive Officer, stated, “The acquisition of these Texas networks represent a meaningful purchase in terms of subscribers, revenues and EBITDA. With this acquisition, we will not only expand our footprint in Texas but will also be strengthening our foundation for future growth and acquisitions in this region. Finally, with cost savings, and the expanded EBITDA that will result due to our overall operational scale, we believe this represents an exceptionally high return on invested capital, well above our internal benchmark.”

This acquisition will represent the ninth acquisition of network assets and subscribers since the inception of Rural UniFi in the fourth quarter of 2009 and is the Company’s thirteenth acquisition overall.

Rural UniFi is a strategic acquisition initiative designed for independent wireless broadband companies to realize immediate value from their networks by being acquired by or merging with KeyOn. Interested wireless broadband operators can visit KeyOn’s unique initiative through the company’s website (www.keyon.com/ruralunifi.html) where they can receive more information and begin the qualification process.

About KeyOn Communications Holdings, Inc.

KeyOn Communications Holdings Inc. (OTCBB: KEYO) is one of the largest providers of wireless broadband, satellite and voice over Internet protocol (VoIP) services in the United States, primarily targeting underserved markets with populations generally less than 50,000. KeyOn offers broadband services with VoIP and satellite video services to both residential and business subscribers across 11 Western and Midwestern states. Through a combination of organic growth and acquisitions, KeyOn has expanded its network footprint to reach approximately 55,000 square miles and cover over 2,800,000 people, as well as small-to-medium businesses. With its successful track record of acquiring companies through its Rural UniFi initiative and growth of its overall subscriber base, KeyOn is one of the leading wireless broadband companies in the United States. Management intends to drive subscriber growth through additional acquisitions as well as organic growth across the company’s expanding footprint by offering bundled services including broadband, video, VoIP and related valuable services such as the Bullseye Club. The company also intends to opportunistically build mobile and/or nomadic WiMAX networks in and around its market footprint. More information on KeyOn can be found at http://www.keyon.com. Companies interested in participating in Rural UniFi can visit www.keyon.com/ruralunifi.html.

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation located in League City, Texas, and is the parent company of Energy Broadband Inc., ERF Enterprise Network Services, ERF Bundled Wireless Services, ERF Wireless Messaging Services and ERF Network Services. The company specializes in providing wireless and broadband product and service solutions to enterprise, commercial and residential clients on a regional, national and international basis. Its principals have been in the wireless broadband, network integration, triple-play FTTH, IPTV and content delivery business for more than 40 years. For more information, please visit our websites at www.erfwireless.com and www.erfwireless.net or call 281-538-2101. (ERFWG)

Non-GAAP Measures

This press release includes disclosure regarding “EBITDA” which is a measurement used by KeyOn Communications to monitor business performance and is not recognized under GAAP (generally accepted accounting principles). Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.

“EBITDA” is defined as earnings or loss from operations adjusted for depreciation, amortization, goodwill impairment, non-cash stock-based compensation. EBITDA should not be construed as an alternative to operating loss as defined by GAAP.

Safe Harbor Statement Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements may include, without limitation, the company’s expectations regarding: future financial and operating performance and financial condition; plans, objectives and strategies; product development; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of the company’s control, which could cause actual results to differ materially from such statements, including, without limitation, the company’s ability to secure ARRA stimulus funding, its ability to successfully complete accretive acquisitions and grow its business organically, the company’s reliance on multi-user unlicensed spectrum to service subscribers, competition from larger and better financed providers, the company’s reliance on third party sales representatives and new and more burdensome telecommunications’ regulations. For a more detailed description of the factors that could cause such a difference, please refer to the company’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Form 10-K/A filed on December 1, 2010. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to update or supplement such forward-looking statements.

Company Contact:

KeyOn Communications Holdings, Inc.

Jonathan Snyder, 402-998-4000

jon.snyder@keyon.com

http://www.keyon.com/